Exhibit 10 (b)
CAMPBELL SOUP COMPANY
Deferred Compensation Plan II
Effective: January 1, 2009

DEFERRED COMPENSATION PLAN II
Effective: January 1, 2009

CAMPBELL SOUP COMPANY
DEFERRED COMPENSATION PLAN II
Effective: January 1, 2009
     The Campbell Soup Company Deferred Compensation Plan II (the “Plan”) is designed for Eligible Executives of Campbell Soup Company to provide an additional method of planning for retirement and other significant saving needs with respect to amounts deferred or vested after 2004. The Plan is intended to (1) comply with section 409A of the Internal Revenue Code (the “Code”) and official guidance issued thereunder, and (2) be an “unfunded” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.
     The Plan, effective January 1, 2009, is established based on the terms and conditions of the Campbell Soup Company Deferred Compensation Plan effective November 18, 1999 (the “Prior Plan”). The terms and conditions of the Prior Plan, to the extent such terms and conditions were applied in reasonable good faith compliance with Code section 409A, governed the determination, deferral and distribution of benefits payable to Participants (and their Beneficiaries) under the Prior Plan during the transition period under Code section 409A. Any amounts (including earnings) that were earned or vested after 2004 under the Prior Plan and that remain unpaid on January 1, 2009 shall be subject to the terms and conditions of this Plan. Amounts that were earned and vested under the Prior Plan as of December 31, 2004, including earnings thereon, shall be considered Grandfathered Amounts, and thereby, exempt from the requirements under Code section 409A. These Grandfathered Amounts shall remain subject to the terms and conditions of the Prior Plan in effect on October 3, 2004.
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, the following words and phrases as used herein shall have the following meanings:
     §1.1 “Account Balance” means the total amount credited to the bookkeeping Investment Accounts and Campbell Stock Account in which Contributions are maintained for a Participant, including earnings thereon. The Account Balance shall include any amounts earned or vested under the Prior Plan after December 31, 2004, including earnings thereon.
     §1.2 “Annual Incentive Compensation” means any Employer annual incentive program or sales incentive program which the Plan Administrator has approved for deferral under the Plan, including the Campbell Soup Company Annual Incentive Plan.
     §1.3 “Beneficiary” means the person that the Participant designates to receive any unpaid portion of the Participant’s Account Balance should the Participant’s death occur before the Participant receives the entire Account Balance. If the Participant does not designate a beneficiary, the Participant’s Beneficiary shall be his or her spouse if the Participant is married at the time of death, or the Participant’s estate if he or she is unmarried at the time of death.
     §1.4 “Board of Directors” means the board of directors of Campbell Soup Company.
     §1.5 “Campbell Stock” means capital stock of Campbell Soup Company.
     §1.6 “Campbell Stock Account” means an account in which deferred amounts are valued as if they were invested in the Campbell Stock unit fund maintained by Fidelity for the Savings Plan.
     § 1.7 “Code” means the Internal Revenue Code of 1986, as amended.
     §1.8 “Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof. All members of the Committee shall be “Outside Directors,” as defined or interpreted for purposes of Code section 162(m), and “Non-Employee Directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”).
     § 1.9 “Company” means Campbell Soup Company or any successor corporation thereto.
     §1.10 “Compensation” means, for purposes of the Plan, an Eligible Executive’s Salary, LTIP Award, Annual Incentive Compensation and Director’s Fees.
     §1.11 “Contributions” mean amounts deferred under the Plan pursuant to Article III (including Elective Contributions and Non-Elective Contributions) and allocated to a Participant’s Account Balance. No money or other assets will actually be contributed to such Account Balance.

     §1.12 “Default Distribution Schedule” means the payment schedule described in Section 5.7 based on the total Account Balance on the later of (a) the Payment Date; or (b) the date selected pursuant to a Subsequent Deferral Election, if applicable.
     § 1.13 “Deferral Form” means a form, written or electronic, provided by the Committee pursuant to which an Eligible Executive may elect to defer amounts under the Plan.
     §1.14 “Director” means a non-Employee member of the Board of Directors.
     §1.15 “Director’s Fees” means retainers, meeting attendance fees and any other remuneration received by a Director for his or her services on the Board of Directors, including LTIP Awards.
     §1.16 “Effective Date” means January 1, 2009.
     §1.17 “Elective Contributions” mean the contributions described in Section 3.1.
     § 1.18 “Eligible Executive” means an Employee who is classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, and whose salary grade is at least 28 and whose annual base salary equals or exceeds the amount required by the Plan Administrator. Eligible Executive also means a Director.
     §1.19 “Employee” means an individual who is employed by the Employer.
     §1.20 “Employer” means the Company and any subsidiary designated by the corporate officer in charge of Human Resources of the Company, as set forth in Exhibit A.
     § 1.21 “Grandfathered Amounts” means amounts that were deferred under the Prior Plan and earned and vested as of December 31, 2004. Grandfathered Amounts are subject to the distribution rules in effect prior to this amendment and restatement.
     §1.22 “Initial Distribution Election” means upon an Eligible Executive’s first election to defer Compensation under the Plan made pursuant to an irrevocable Deferral Form and in accordance with the time requirements set forth in Section 5.2, the Participant may elect the time or form of payment for the portion of his or her Account Balance attributable to Elective Contributions (and earnings thereon).
     §1.23 “Investment Account” means an accounting record, maintained for each Participant, valued in accordance with the performance of the investment choice in which the deferred amounts are allocated. No funds are actually contributed to an Investment Account. The Plan Administrator shall determine which Investment Accounts are offered.
     §1.24 “Key Employee” means an Employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee, as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
     §1.25 “LTIP” means any Employer long-term incentive plan, including the Campbell Soup Company 2003 and 2005 Long-Term Incentive Plans.
     §1.26 “LTIP Award” means an equity award granted under an LTIP prior to the Company’s 2009 fiscal year and approved for deferral under the Plan by the Plan Administrator. To the extent the Committee approves an adjustment to any LTIP Awards deferred under the Plan as a result of any dividend or other distribution (whether in the form of cash, Campbell Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Campbell Stock or other securities of the Company, issuance of warrants or other rights to purchase Campbell Stock or other securities of the Company, issuance of Campbell Stock pursuant to the anti-dilution provisions of Campbell Stock, or other similar corporate transaction or event that affects the Campbell Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Company shall adjust equitably any or all of the LTIP Awards credited to a Participant’s Account Balance. Notwithstanding the foregoing, on and after the Company’s 2009 fiscal year, Eligible Executives who are Directors shall continue to be permitted to defer LTIP Awards.
     § 1.27 “Non-Elective Contributions” mean the contributions described in Section 3.2.
     § 1.28 “Participant” means an Eligible Executive who elects to participate in the Plan, or an Eligible Executive who has been credited with any Non-Elective Contributions.
     §1.29 “Payment Date” means a date in March of the year following a distributable event under the terms of the Plan.

     § 1.30 “Plan” means the Campbell Soup Company Deferred Compensation Plan II, effective January 1, 2009.
     §1.31 “Plan Administrator” means the Senior Vice President and Chief Human Resources and Communications Officer of the Company or any person or entity designated by the corporate officer in charge of Human Resources.
     §1.32 “Plan Year” means the 12-month period beginning January 1 and ending December 31.
     §1.33 “Prior Plan” means the Campbell Soup Company Deferred Compensation Plan, effective November 18, 1999.
     §1.34 “Salary” means an Employee’s base salary paid by the Employer, excluding commissions, Annual Incentive Compensation awards or other bonuses, and any other additional compensation.
     §1.35 “Salary Deferral” means the provision whereby an Eligible Executive can defer Salary in accordance with Section 3.1(a).
     §1.36 “Savings Plan” means the Campbell Soup Company Savings Plus Plan for Salaried Employees or a successor plan.
     §1.37 “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A; provided that, in the event a Participant becomes Totally Disabled and is on an approved leave of absence from employment in connection therewith, a Separation from Service shall not occur for up to 12 months following the first day of such leave of absence, as permitted under a Company-sponsored disability program.
     §1.38 “SERP” means the Campbell Soup Company Supplemental Employees’ Retirement Plan, as amended from time to time, and any successor or replacement plan thereof.
     § 1.39 “SERP Benefit” means the benefit amount determined under the SERP and credited to a Participant under the Plan.
     § 1.40 “Subsequent Deferral Election” means a Participant’s election to change the time and form of his or her distribution in accordance with the requirements set forth in Section 5.6.

     §1.41 “Supplemental Savings” means the provision described in Section 3.2(a).
     § 1.42 “Totally Disabled” means “total disability” as that term is defined in the group long-term disability plan sponsored by the Company.
     § 1.43 “Total Value” means the entire value of a Participant’s vested Account Balance, including both Elective Contributions and Non-Elective Contributions (and earning thereon), regardless of the time or form of payment for such amounts.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     §2.1 Eligibility. Each Eligible Executive may elect to defer his or her Compensation in accordance with the Plan. Rules regarding both Initial Deferral Elections and Subsequent Deferral Elections by Eligible Executives are provided in Article V.
     §2.2 Executives Outside the United States. Notwithstanding any other provisions of the Plan to the contrary, an Eligible Executive who is subject to tax outside of the United States is not eligible to participate in any feature of the Plan unless his or her participation has been approved in advance by the Plan Administrator.
     §2.3 Participation. The Plan Administrator shall notify any Eligible Executive of his status as an Eligible Executive at such time and in such manner as the Plan Administrator shall determine. Any Eligible Executive who elects to participate in the Plan or who is credited with any Non-Elective Contributions shall become a Participant in the Plan immediately upon enrolling as a Participant by the method required by the Plan Administrator. An individual shall remain a Participant under the Plan until all amounts credited to the Participant’s Account Balance have been distributed to the Participant or the Participant’s Beneficiary.
ARTICLE III
CONTRIBUTIONS AND ACCOUNTS
     §3.1 Elective Contributions. The Participant may elect to defer the following types of Compensation, which are the “Elective Contributions:”

          (a) Salary Deferral. The Company shall credit to a Participant’s Account Balance an amount equal to that portion of his or her Salary that the Participant has elected to defer under the Plan, subject to the limitations set forth in Article V.
          (b) Annual Incentive Compensation Deferral. On behalf of a Participant who participates in an Annual Incentive Compensation program, the Company shall credit to his or her Account Balance an amount equal to that portion of an Annual Incentive Compensation award that the Participant has elected to defer under the Plan.
          (c) LTIP Deferral. On behalf of a Participant who participates in the LTIP, the Company shall credit to his or her Account Balance an amount equal to that portion of an eligible LTIP Award that the Participant has elected to defer under the Plan.
          (d) Director’s Fee Deferral. The Company shall credit to a Participant’s Account Balance an amount equal to that portion of his or her Director’s Fees that the Participant has elected to defer under the Plan.
Compensation deferred by a Participant under Article V shall be credited to the Participant’s Account Balance as soon as practicable after the amounts would have otherwise been paid to the Participant.
     § 3.2 Non-Elective Contributions. The Company shall credit to an Eligible Executive’s Account Balance the following two types of benefits, which are the “Non-Elective Contributions:”
          (a) Supplemental Savings. On behalf of an Eligible Executive who contributes to the Savings Plan the required amount as set by the Plan Administrator but no more than the maximum contribution limit under Code section 402(g) and who satisfies the eligibility requirements under the Savings Plan for Matching Company Contributions (as defined in the Savings Plan), the Company shall credit to his or her Account Balance no later than the last day of each Plan Year an amount equal to the difference between (1) the Matching Company Contributions that would have been made to the Savings Plan on behalf of the Eligible Executive using the Eligible Executive’s total Salary and Annual Incentive Compensation awards for the Plan Year, without regard to any amounts deferred under this Plan, and without regard to the annual dollar limit under Code section 401(a)(17) (as adjusted from time to time), and (2) the actual Matching Company Contributions made to the Savings Plan for the Plan Year. The benefit so calculated shall be credited to the Eligible Executive’s Account Balance. No benefit under this Section shall accrue during any period of time when an Eligible Executive is not an active participant in the Savings Plan.

          (b) SERP Benefit. Subject to the terms and conditions of the SERP and to the extent that an Eligible Executive meets the SERP eligibility and vesting requirements, the Company shall determine the SERP Benefit as of the first day of the month following the Eligible Executive’s termination of employment for any reason (including, without limitation, his or her death, Total Disability or resignation). The Company shall credit to the Eligible Executive’s Account Balance an amount equal to the SERP Benefit as soon as practicable following such date. Notwithstanding anything to the contrary, in the event a Participant becomes eligible to participate in the Campbell Soup Company Mid-Career Hire Pension Plan, as amended from time to time (the “Mid-Career Plan”), the Participant’s right to receive the SERP Benefit shall be forfeited pursuant to Section 9(i) of the SERP; provided, however, solely for purposes of determining the form of payment under the Default Distribution Schedule, the value of any vested benefit determined under the Mid-Career Plan as of the first day of the month following the Participant’s termination of employment shall be included in the determination of Total Value.
     § 3.3 Account Balance and Earnings. The Elective Contributions and Non-Elective Contributions set forth above shall be credited to a Participant’s Account Balance. Earnings shall be credited to a Participant’s Account Balance under this Section 3.3 based on the results that would have been achieved had amounts credited to the Account Balance been invested as soon as practicable after crediting into the Investment Accounts designated by the Plan Administrator or selected by the Participant. The Plan Administrator shall: (i) designate the Investment Accounts that will be available to Participants under the Plan; (ii) designate the default Investment Accounts into which new Non-Elective Contributions will be credited; (iii) determine how often the Participants may make elections as to the deemed investment of Elective Contributions newly credited to their Account Balance, as well as the deemed investment of amounts previously credited to their Account Balance; and (iv) establish procedures to permit Participants to make and change investment elections. Earnings shall include any dividend or dividend equivalents attributable to LTIP Awards deferred under the Plan. Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts or set aside funds in such investments or otherwise.
ARTICLE IV
VESTING AND FORFEITURES
     § 4.1 Elective Contributions. Participants are fully vested in all amounts credited to their Account Balances, except as set forth below regarding Supplemental Savings and except for any vesting requirements related to LTIP Awards.

     § 4.2 Supplemental Savings. Contributions of Supplemental Savings (and earnings thereon) shall vest in accordance with the following schedule:

Completed Years of Service	Vested
(as defined in the Savings Plan)	Percentage

1	20%
2	40%
3	60%
4	80%
5	100%
     § 4.3 Forfeitures. Any portion of the Account Balance not vested on or before the date of a Participant’s Separation from Service shall be forfeited.
ARTICLE V
DEFERRALS AND DISTRIBUTIONS
     § 5.1 Deferral Elections. The Plan Administrator shall establish administrative rules and procedures for the making of irrevocable deferral elections by an Eligible Executive under the Plan in accordance with the requirements of Code section 409A. Subject to the timing rules in Section 5.2, deferrals may be made with respect to the following types of Compensation:
          (a) Salary. An Eligible Executive may elect to defer any portion of his or her Salary up to 50% (in 1% increments) earned during a year, with a minimum deferral of 5%.
          (b) Annual Incentive Compensation. An Eligible Executive may elect to defer any portion of his or her Annual Incentive Compensation up to 90% (in 10% increments).
          (c) LTIP Awards. An Eligible Executive may elect to defer any portion of an LTIP Awards up to 100% (in 10% increments).
          (d) Director’s Fees. An Eligible Executive may elect to defer any portion of his or her Director’s Fees up to 100% (in 10% increments).
     § 5.2 Election Timing Requirements. In order to elect to defer Compensation earned during a Plan Year or a fiscal year of the Company, an Eligible Executive shall file an irrevocable Deferral Form with the Plan Administrator before the beginning of such Plan Year or fiscal year, as applicable. Notwithstanding the foregoing:
          (a) if the Committee or the Plan Administrator determines that the Annual Incentive Compensation or LTIP Award qualifies as “performance-based compensation” under Code section 409A, an Eligible Executive may elect to defer such Compensation by filing a Deferral Form at such later time up until the date six months before the end of the performance period as permitted by the Committee or the Plan Administrator; or
          (b) in the first year in which an Employee becomes eligible to participate in the Plan, a deferral election may be made within 30 days after the date the Employee becomes eligible to participate in the Plan with respect to Compensation earned for services to be performed subsequent to the date of such election and to the extent permitted under Code section 409A.
     § 5.3 Distribution Upon Separation. Unless otherwise elected under Section 5.4 or 5.5, a Participant’s vested Account Balance shall be distributed in accordance with the Default Distribution Schedule on the Payment Date after such Participant’s Separation from Service. Notwithstanding the foregoing, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service (or, if earlier, the month after the Participant’s death). Each annual installment thereafter, if any, shall be paid on each successive anniversary of such Payment Date.
     § 5.4 Distribution Elections.
          (a) Initial Distribution Election. In the case of the first year in which an Eligible Executive defers Compensation under the Plan, as determined by the Plan Administrator in its sole discretion, the Participant may make an election, in accordance with the requirements in Section 5.2 and the administrative rules and procedures established by the Plan Administrator, to receive that portion of his or her Account Balance attributable to Elective Contributions (and earning thereon) in any permitted time or form of payment provided in Section 5.6.
          (b) Special Transition Period Election. Notwithstanding any prior elections or Plan provisions to the contrary, during the transition period under Code section 409A and applicable guidance issued thereunder, certain Participants, designated by the Plan Administrator, may have made (1) an election to receive the portion of his or her Account Balance attributable to the Elective Contributions and Non-Elective Contributions in any permitted time or form of payment provided in Section 5.6; or (2) an election to receive his or her Account Balance in a lump sum upon death. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with procedures and distribution rules established by the Plan Administrator.
     § 5.5 Subsequent Deferral Election. In accordance with the administrative rules and procedures established by the Plan Administrator, a Participant may make up to three subsequent elections to change the time or form of payment for all or the portion of his or her vested Account Balance (each, a “Subsequent Deferral Election”) attributable to Elective Contributions or Non-Elective Contributions (and earnings thereon) in accordance with this Section 5.5, but only if the following conditions are satisfied:
          (a) The Subsequent Deferral Election may not take effect until at least twelve (12) months after the date on which such election is made;
          (b) Such distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and
          (c) The Subsequent Deferral Election must be made at least twelve (12) months before the date of the Participant’s Separation from Service.
Any election with respect to the time or form of payment under the Plan, after the Participant’s third Subsequent Deferral Election, shall be null and void and have no force or effect. For purposes of clarification, in no event shall any Subsequent Deferral Election (including any election by a Participant’s beneficiary) be made after the date that is twelve (12) months before the Participant’s Separation from Service.
     § 5.6 Permitted Time and Form of Payment Options. Subject to the requirements of Sections 5.4 and 5.5, the Participant may elect from the following options:
          (a) Time of Payment. A Participant may elect to be paid, or begin receiving payments, on any anniversary of the Payment Date after his or her Separation from Service; provided that such anniversary date is within 15 years of the Participant’s Separation from Service.
          (b) Form of Payment. A Participant may elect the form in which his or her vested Account Balance shall be paid from among the following options: (i) lump sum; (ii) 5 annual installments; (iii) 10 annual installments; (iv) 15 annual installments; or

(v) 20 annual installments. Each form of payment shall be treated as one payment for purposes of Code section 409A.
     § 5.7 Default Distribution Schedule. Unless otherwise elected under Section 5.4 or 5.5, the vested portion of a Participant’s Account Balance shall be paid in the form set forth below (the “Default Distribution Schedule”) based on the on the Total Value of a Participant’s Account Balance on the date of the first scheduled distribution, as follows:

Vested Account Balance	Form of Payment

$1 to $25,000.99	Lump Sum Payment
$25,001 to $50,000.99	2 Annual Installments
$50,001 to $100,000.99	3 Annual Installments
$100,001 to $200,000.99	4 Annual Installments
$200,001 to $500,000.99	5 Annual Installments
$500,001 and above	10 Annual Installments
     § 5.8 Death Benefits. Unless otherwise elected under Section 5.4(b), if a Participant dies before his or her Separation from Service, the Participant’s Beneficiary shall receive the entire vested Account Balance in accordance with the time and form of payment elected by the Participant or established under this Article V, as if the Participant had Separated from Service on the date of the Participant’s death. In the event of the Participant’s death after his or her Separation from Service, all or any remaining portion of the vested Account Balance shall continue to be paid to the Beneficiary in accordance with the time and form of payment elected by the Participant or established under this Article V, as applicable.
     §5.9 Effect of Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.
     §5.10 Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation of one or more of the following events:
          (a) The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or
          (b) The making of the payment would violate Federal securities laws or other applicable law;
provided, that any payment delayed pursuant to this Section 5.10 shall be paid in accordance with Code section 409A on the earliest date in which the Company reasonably anticipates that: (i) the deduction of such payment will not be barred by the application of Code section 162(m); and (ii) the making of the payment will not cause a violation of Federal securities laws or other applicable law.
ARTICLE VI
ADMINISTRATIVE PROCEDURES
     §6.1 General. The Plan shall be administered by the Plan Administrator. Consistent with the terms of the Plan, the Plan Administrator shall establish administrative rules and procedures regarding the timing of deferral elections, the time period for deferral, the forms of distribution, the maximum number of annual installment payments, the Investment Accounts for valuing Account Balances, reallocation of Account Balances among Investment Accounts, statements of Account Balances, the time and manner of payment of Account Balances, and other administrative items for this Plan. The Plan Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and procedures for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Plan Administrator shall be final and conclusive on any party. To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Plan Administrator may, from time to time, employ agents and delegate to such agents, including Employees, such administrative or other duties as it sees fit.
     §6.2 Plan Interpretation. The Plan Administrator shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, eligibility for Contributions, the amount of Account Balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent the Plan Administrator shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law.
     §6.3 Responsibilities and Reports. The Plan Administrator may pursuant to a written instruction name other persons to carry out specific responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

ARTICLE VII
CLAIMS PROCEDURE
     § 7.1 Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Plan Administrator at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
     § 7.2 Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator. If special circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
     § 7.3 Reasons for Denial. A denial or partial denial of a claim will be dated and will clearly set forth:
          (a) the specific reason or reasons for the denial;
          (b) specific reference to pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
     § 7.4 Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Plan Administrator for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Administrator within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.
     § 7.5 Decision Upon Review. The Plan Administrator will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
          (a) the specific reason or reasons for the adverse determination;
          (b) specific reference to pertinent Plan provisions on which the adverse determination is based;
          (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
          (d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
     A decision will be rendered no more than 60 days after the Plan Administrator’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Plan Administrator determines that special circumstances require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.
     § 7.6 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

     § 7.7 Limitations Period. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.
ARTICLE VIII
FUNDING
     §8.1 Funding. The Company shall not segregate or hold separately from its general assets any amounts credited to the Account Balances for Participants, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including Contributions and earnings thereon.
     §8.2 Insolvency. In the event that the Company becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Company with respect to any amounts credited to the Account Balances.
ARTICLE IX
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan at any time by action of the corporate officer in charge of Human Resources of the Company. Notwithstanding the foregoing, no such amendment or termination shall reduce any Participant’s Account Balance as of the date of such amendment or termination; provided however, an amendment may freeze or limit future accruals of benefits under the Plan on and after the date of such amendment. Upon a complete termination of the Plan, all vested amounts credited to Participants’ Account Balances shall be distributed to Participants and Beneficiaries in the manner and at the time described in Article V, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Compensation shall be permitted; however, earnings, gains and losses shall continue to be credited to Account Balances in accordance with Article III until the Account Balances are fully distributed.

ARTICLE X
CHANGE IN CONTROL
     §10.1 Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article X shall govern and supersede any inconsistent terms or provisions of the Plan.
     §10.2 Definition of Change in Control. For purposes of the Plan “Change in Control” shall mean any of the following events:
          (a) The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that for purposes of this Section 10.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
          (b) The individuals who, as of January 1, 2009 are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, or any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or
          (c) Approval by stockholders of the Company of (1) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
          (d) Acceptance of stockholders of the Company of shares in a share exchange if the stockholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.
          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any “Grandfathered Dorrance Family Stockholder” (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Stockholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the “Standstill Agreement”) and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section, “Grandfathered Dorrance Family Stockholder” shall mean at any time a “Dorrance Family Stockholder” (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990 (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Stockholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Stockholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Stockholder by any “Dorrance Grandchild” (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A “Dorrance Family Stockholder” who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Stockholder at the time in question. For purposes of this Section, “Dorrance Family Stockholders” shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A “Dorrance Grandchild” means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild’s descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild’s descendants.

          Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
          (e) Notwithstanding anything contained in the Plan to the contrary, if the Employees’ employment is terminated within six months prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of a Change in Control, then for all purposes of the Plan, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.
     §10.3 Definition of “Termination Following a Change in Control.” For purposes of the Plan, “Termination Following a Change in Control” means a Separation from Service of an Employee following the date of a Change in Control:
          (a) initiated by the Employer of the Participant, or
          (b) initiated by the Participant following one or more of the following events:
               (i) an assignment to the Participant of any duties materially inconsistent with, or a reduction or change by his or her Employer in the nature or scope of the authority, duties or responsibilities of the Participant from those assigned to or held by the Participant immediately prior to the Change in Control;
               (ii) any removal of the participant from the positions held immediately prior to the Change in Control, except in connection with promotions to positions of greater responsibility and prestige;

               (iii) any material reduction by his or her Employer in the Participant’s compensation as in effect immediately prior to the Change in Control or as the same may be increased thereafter;
               (iv) revocation or any modification of any employee benefit plan, or any action taken pursuant to the terms of any such plan, that materially reduces the opportunity of the Participant to receive benefits under any such plan;
               (v) a transfer or relocation of the site of employment of the Participant immediately preceding the Change in Control, without the Participant’s express written consent, to a location more than fifty (50) miles distant therefrom, or that is otherwise an unacceptable commuting distance from the Participant’s principal residence at the date of the Change in Control; or
               (vi) a requirement that the Participant undertake business travel to an extent substantially greater than the Participant’s business travel obligation immediately prior to the Change in Control.
     §10.4 Accrued Benefit.
          (a) Upon a Change in Control, a Participant’s Campbell Stock Account shall be converted into cash in an amount equal to the greater of (1) the highest price per share of the Campbell Stock (a “Share”) paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (2) the highest fair market value per Share during the ninety (90) day period ending on the date of a Change in Control multiplied by the number of shares of Campbell Stock credited to the Participant’s Account Balance under the Plan.
          (b) Upon a Participant’s Termination Following a Change in Control (other than Directors) within two (2) years after a Change in Control, the Participant shall fully vest in his or her Account Balance (including the SERP Benefit). In the event the Change in Control in connection with such Termination Following a Change in Control satisfies the requirements of a “Change in Control Event,” as described in Code section 409A and the applicable regulations thereunder, the Company shall pay to the Participant, subject to the delay in payment required for Key Employees pursuant to Section 5.3, a lump sum cash payment equal to the Participant’s vested Account Balance sixty (60) days after his or her Separation from Service regardless of the Participant’s previous distribution election. In the event such Change in Control does not result in a Change in Control Event as described under Code section 409A, payments described in this Section 10.4(b) shall be credited and vested to the Participant’s Account Balance and made pursuant to the provisions under Article V of the Plan.

          (c) Upon a Director’s Separation from Service (i.e., ceasing to provide services to the Company as a member of the Board or otherwise) within two (2) years after a Change in Control, the Director shall fully vest in his or her Account Balance. In the event the Change in Control in connection with such Separation from Service satisfies the requirements of a “Change in Control Event,” as described in Code section 409A and the applicable regulations thereunder, the Company shall pay to the Director, subject to the delay in payment required for Key Employees pursuant to Section 5.3, a lump sum cash payment equal to his or her vested Account Balance sixty (60) days after his or her Separation from Service regardless of the Director’s previous distribution election. In the event such Change in Control does not result in a Change in Control Event as described under Code section 409A, payments described in this Section 10.4(c) shall be credited and vested to the Participant’s Account Balance and made pursuant to the provisions under Article V of the Plan.
     §10.5 Amendment or Termination.
          (a) This Article X shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participants under the Plan.
          (b) For a period of two (2) years following a Change in Control, the Plan shall not be terminated or amended in any way that would adversely affect the rights of the Participants, nor shall the manner in which the Plan is administered be changed in a way that adversely affects the Eligible Executives’ right to existing or future Company provided benefits or contributions provided hereunder. Furthermore, the Plan may not be merged or consolidated with any other program during said two-year period.
          (c) Any amendment or termination of the Plan prior to a Change in Control and which (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.
ARTICLE XI
MISCELLANEOUS
     §11.1 No Employment Contract. The establishment or existence of the Plan shall not confer upon any individual the right to be continued as an employee or Director.

The Employer expressly reserves the right to discharge any employee whenever in its judgment its best interests so require.
     §11.2 Non-Alienation. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.
     §11.3 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey to the extent not preempted by federal law.
     §11.4 Taxes and Withholding. The Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Company may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Company or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.
     §11.5 Incapacity. If the Plan Administrator, in its sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Company to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Company, the Plan Administrator and the Plan to the person for whose benefit the payments are made.
     § 11.6 Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his or her current address and the current address of his or her designated Beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.
     § 11.7 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

     § 11.8 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
     §11.9 Binding Upon Successors. The liabilities under the Plan shall be binding upon any successor, assign or purchaser of the Company or any purchaser of substantially all of the assets of the Company.
     §11.10 Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Eligible Executives having no greater rights than the Company’s other general creditors. Nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
     IN WITNESS WHEREOF, this instrument has been executed on December 18, 2008.

Campbell Soup Company
By:	/s/ Nancy A. Reardon
Nancy A. Reardon
Senior Vice President — Chief Human Resources and Communications Officer

ATTEST:
By:	/s/ John J. Furey
Corporate Secretary

Exhibit A
Designated Subsidiaries as of January 1, 2009.
Campbell Finance 2 Corp.
Campbell Finance Corp.
Campbell Food Service Company
Campbell Sales Company
Campbell Soup Supply Company LLC
Campbell Urban Renewal Corp.
CSC Advertising, Inc.
CSC Brands LP
CSC Brands, Inc.
CSC Standards, Inc.
Joseph Campbell Company
Pepperidge Farm, Incorporated

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